Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE ANNOUNCES EXPIRATION AND FINAL RESULTS OF EXCHANGE OFFER FOR ALL 5.0% CONVERTIBLE SENIOR NOTES DUE 2029

Charlotte, NC – July 30, 2012 – Sonic Automotive, Inc. (NYSE: SAH) today announced the expiration and final results of its previously announced exchange offer (the “Offer”) to purchase for cash and shares of its Class A common stock all of its outstanding 5.0% Convertible Senior Notes due 2029 (CUSIP No. 83545GAQ5) (the “Notes”). The Offer expired at 12:00 midnight, New York City time, at the end of July 27, 2012.

As of the expiration of the Offer, $134,900,000 in aggregate principal amount of Notes, representing approximately 99.9963% of the aggregate outstanding principal amount of Notes, were validly tendered and not properly withdrawn. Sonic has accepted for exchange all Notes that were validly tendered and not properly withdrawn.

Sonic expects to settle the Offer on August 1, 2012 and pay an aggregate of approximately $137.1 million in cash (including accrued and unpaid interest and cash paid in lieu of fractional shares) and issue 4,074,905 shares of Class A common stock to purchase all of the Notes that were validly tendered and not properly withdrawn. Immediately following the settlement of the Offer, approximately $5,000 aggregate principal amount of Notes will remain outstanding.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are serving as joint lead dealer managers in connection with the Offer. Global Bondholder Services Corporation is acting as the exchange agent and information agent for the Offer.

This press release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or an offer to sell or solicitation of an offer to sell any securities.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.